Exhibit 16.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust III with respect to the filing of the Combined Proxy Statement/Prospectus for Mast Managed Futures Strategy Fund.

We also consent to the incorporation by reference, into this Registration Statement, of our report dated December 30, 2025 with respect to the financial statements and financial highlights of for Mast Managed Futures Strategy Fund, a series of Investment Managers Series Trust III, appearing in Form N-CSR for the year ended October 31, 2025.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 27, 2026